Exhibit 10.1
SECOND AMENDMENT TO OFFICE LEASE AGREEMENT
     This Second Amendment to Office Lease Agreement (this “Second Amendment”) is made and entered into as of September 24, 2007, by and between PLAZA CENTER PROPERTY LLC, a Delaware limited liability company (“Landlord”), and AUTHORIZE.NET HOLDINGS, INC., a Delaware corporation (“Tenant”).
RECITALS:
     A.      Landlord, as successor-in-interest to EOP Operating Limited Partnership, a Delaware limited partnership, and Tenant (formerly known as Lightbridge, Inc.) entered into that certain Office Lease Agreement, dated August 10, 2004 (the “Office Lease”), as amended by that certain First Amendment, dated May 3, 2005 (collectively, the “Lease”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord certain space (the “Existing Premises”) commonly known as Suites 310, 320 and 600 in the building located at 10800 NE 8th Street, Bellevue, Washington (the "Building”).
     B.      Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Second Amendment.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
AGREEMENT:
     1.      Defined Terms. Except as explicitly set forth in this Second Amendment, each initially capitalized term when used herein shall have the same respective meaning as is set forth in the Lease.
     2.      Premises.
               2.1      Seventh Floor Premises. Effective as of the date (the “Expansion Premises Commencement Date”) that is the earlier to occur of (i) the date the “Seventh Floor Premises”, as that term is defined, below, are “Ready for Occupancy,” as that term is defined in Section 5.1 of the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”) (which is anticipated to occur as of January 15, 2008 (the “Anticipated Completion Date”)), or (ii) the date Tenant first commences the conduct of business from the Seventh Floor Premises, or any portion thereof, subject to the terms of this Second Amendment, the “Premises” under the Lease shall consist of (a) 14,281 rentable square feet of space located on the seventh (7th) floor of the Building, as more particularly set forth on Exhibit A, attached hereto (the "Seventh Floor Premises”), and (b) 14,148 rentable square feet of space located on the sixth (6th) floor of the Building (the “Sixth Floor Premises”), which Sixth Floor Premises is presently part of the Existing Premises. Except as otherwise may be specifically set forth in this Second Amendment, the rentable square footages of the Sixth Floor Premises and the Seventh Floor Premises shall not be subject to re-measurement or modification. Tenant hereby acknowledges that Tenant currently occupies the Sixth Floor Premises, that Tenant shall continue to accept the Sixth Floor Premises in their existing, “as is” condition, and that Landlord shall have no obligation to provide or pay for any improvements with respect to the Sixth Floor Premises. Except as specifically set forth in the Tenant Work Letter, Tenant shall accept the Seventh Floor Premises in their existing, “as is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Seventh Floor Premises or with respect to the suitability of the Seventh Floor Premises for the conduct of Tenant’s business. For purposes of this Second Amendment, the Seventh Floor Premises shall consist, collectively, of the following two components: (x) 9,298 rentable square feet of space (to be referred to herein as the “Relocated Third Floor Premises”) (which is to be leased by Tenant, as more particularly set forth in Section 2.2, below, in lieu of the 9,298 rentable square feet of space on the third floor of the Building that is included in the Existing Premises as of the date hereof), and (y) 4,983 rentable square feet of space (which is being leased by Tenant in order to expand the premises leased by Tenant) (the “Expansion Premises”).
               2.2      Surrender of Third Floor Premises.
                           2.2.1    In General. Upon the date (the “Third Floor Surrender Date”) that is five (5) business days following the Expansion Premises Commencement Date, Tenant’s lease of the “Third Floor Premises”, as that term is defined, below, shall automatically terminate and be of no further force and effect, and Landlord and Tenant shall be relieved of their respective obligations under the Lease, as amended hereby, in connection with the Third Floor Premises, except those obligations of Tenant set forth in the Lease, as amended hereby, which relate to the term of Tenant’s lease of the Third Floor Premises and/or which specifically survive the expiration or earlier termination of the Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease, as amended hereby, through and including the Third Floor Surrender Date. Tenant shall vacate the Third Floor Premises, and surrender and deliver possession of the Third Floor Premises to Landlord free of anyone claiming possession of the Third Floor Premises by, through or under Tenant on or before the Third Floor Surrender Date in accordance with the provisions of the Lease, as amended hereby. In the event that Tenant retains possession of the Third Floor Premises or any part thereof after the Third Floor Surrender Date, then the provisions of Article 22 of the Office Lease shall apply with respect to the Third Floor Premises and any amounts payable by Tenant thereunder shall be computed using the rent payable for the last month that the Lease is in effect with respect to the Third Floor Premises. For purposes of this Second Amendment, the “Third Floor Premises” shall mean the 9,298 rentable square feet of space leased by Tenant on third floor of the Building as of the date hereof and known as Suites 310 and 320, which space is part of the Existing Premises.
                           2.2.2    Representations of Tenant. Tenant represents and warrants to Landlord that, with respect to the Third Floor Premises, (a) Tenant has not heretofore sublet the Third Floor Premises nor assigned all or any portion of its interest in the Lease; (b) no other person, firm or entity has any right, title or interest in the Lease with respect to the Third Floor Premises; and (c) Tenant has the full right, legal power and actual authority to enter into this Second Amendment and to terminate the Lease with respect to the Third Floor Premises without the consent of any person, firm or entity. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the Third Floor Surrender Date there shall not be any, mechanic’s liens or other liens encumbering all or any portion of the Third Floor Premises, by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors, assigns or subtenants. The representations and warranties set forth in this Section 2.2.2 shall survive the termination of the Lease with respect to the Third Floor Premises and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.
     3.      Lease Term. The term of the Lease is hereby extended from September 30, 2009 to the date (the “Extended Expiration Date”) immediately preceding the sixty (60) month anniversary of the Expansion Premises Commencement Date, and shall expire on the Extended Expiration Date, unless the Lease, as amended by this Second Amendment, is sooner terminated as provided in the Lease. The term of the Lease commencing as of October 1, 2009 (the “Extended Term Commencement Date”) and continuing through and including the Extended Expiration Date is referred to herein as the "Extended Term”.
     4.      Rent.
               4.1      Base Rent.
                           4.1.1    Modified Existing Premises.
                                       4.1.1.1    Prior to Extended Term Commencement Date. Prior to the Extended Term Commencement Date, Tenant shall continue to pay monthly Base Rent for the Relocated Third Floor Premises and the Sixth Floor Premises (i.e., 23,446 rsf of the Premises) (collectively, the "Modified Existing Premises”) in accordance with the terms of the Lease (i.e., prior to the Extended Term Commencement Date, the Base Rent payable by Tenant with respect to the Sixth Floor Premises shall remain as set forth in the Lease and the Base Rent payable by Tenant with respect to the Relocated Third Floor Premises shall be the Base Rent that would have been payable by Tenant under the Lease for the Third Floor Premises had this Second Amendment not been entered into).

                                       4.1.1.2    As of Extended Term Commencement Date. Effective as of the Extended Term Commencement Date, Tenant shall pay monthly Base Rent for the Modified Existing Premises in the amounts set forth below; provided, however, that Landlord and Tenant hereby acknowledge and agree that, effective as of the Extended Term Commencement Date, (i) the Sixth Floor Premises shall be deemed to consist of 14,289 rentable square feet, and (ii) the Modified Existing Premises shall be deemed to consist of 23,587 rentable square feet of space, which rentable square footages shall not be subject to re-measurement or modification.

			Annual Rental
Month of	Annual	Monthly Installment	Rate per
Extended Term	Base Rent	of Base Rent	Rentable Square Foot
10/1/09 — 1/31/10	$850,311.35	$70,859.28	$36.05
2/1/10 — 1/31/11	$875,785.31	$72,982.11	$37.13
2/1/11 — 1/31/12	$902,202.75	$75,183.56	$38.25
2/1/12 — Extended Expiration Date*	$929,091.93	$77,424.33	$39.39

*Notwithstanding anything contained herein to the contrary, in the event that the Extended Expiration Date shall occur after 1/31/13, then to the extent the same is due to the Seventh Floor Premises being Ready for Occupancy following the Anticipated Completion Date as a result of one or more “Tenant Delays,” as that term is defined in Section 5.2 of the Tenant Work Letter, the monthly Base Rent for the Modified Existing Premises shall thereafter increase by three percent (3%) annually, with the first such adjustment to occur as of 2/1/13. In the event that the Extended Expiration Date shall occur after 1/31/13 due to the Seventh Floor Premises being Ready for Occupancy following the Anticipated Completion Date for reasons other than one or more Tenant Delays, then Tenant shall continue to pay monthly Base Rent for the Modified Existing Premises following 1/31/13 and continuing until the Extended Expiration Date in an amount equal to $77,424.33 per month.
                           4.1.2    Expansion Premises. Commencing on the Expansion Premises Commencement Date and continuing through and including the Extended Expiration Date, Tenant shall pay monthly Base Rent for the Expansion Premises in the amounts set forth below. The term of Tenant’s lease of the Expansion Premises (which commences as of the Expansion Premises Commencement Date and expires coterminously with the Modified Existing Premises on the Extended Expiration Date) is referred to herein as the “Expansion Term.”

			Annual Rental
Month of	Annual	Monthly Installment	Rate per
Expansion Term	Base Rent	of Base Rent	Rentable Square Foot
1-12	$174,405.00	$14,533.75	$35.00
13-24	$179,637.15	$14,969.76	$36.05
25-36	$185,018.79	$15,418.23	$37.13
37-48	$190,599.75	$15,883.31	$38.25
49-60	$196,280.37	$16,356.70	$39.39

Notwithstanding anything in this Section 4.1.2, above, to the contrary, provided that Tenant is not in default of the Lease, as amended hereby, beyond any applicable notice and cure period, Tenant shall not be obligated to pay an amount equal to $14,533.75 of the monthly Base Rent attributable to the Expansion Premises for the first (1st) month of Tenant’s lease of the Expansion Premises. Upon Tenant’s execution of this Second Amendment, Tenant shall deliver to Landlord a check payable to Landlord in the amount of $14,533.75, which amount represents the Base Rent due for the Expansion Premises or the first month of the Expansion Term following the expiration of the foregoing free Base Rent period.
               4.2      Expenses and Taxes.
                           4.2.1    Modified Existing Premises.
                                       4.2.1.1    Prior to Extended Term Commencement Date. Prior to the Extended Term Commencement Date, Tenant shall continue to pay Tenant’s Pro Rata Share of Expenses and Taxes for the Modified Existing Premises in accordance with the terms of the Lease (i.e., the Expenses and Taxes payable by Tenant with respect to the Sixth Floor Premises shall remain as set forth in the Lease and the Expenses and Taxes payable by Tenant with respect to the Relocated Third Floor Premises shall be calculated and paid by Tenant in the same manner as the Expenses and Taxes payable by Tenant under the Lease for the Third Floor Premises would have been paid had this Second Amendment not been entered into).
                                       4.2.1.2    As of Extended Term Commencement Date. Effective as of the Extended Term Commencement Date, Tenant shall pay Tenant’s Pro Rata Share of Expenses and Taxes for the Modified Existing Premises in accordance with the terms of the Lease; provided, however, that as of the Extended Term Commencement Date, with respect to the Modified Existing Premises (which, as set forth in Section 4.1.1.2, above, shall then be deemed to consist of 23,587 rentable square feet of space) (i) Tenant’s Pro Rata Share shall equal 17.17%, (ii) Tenant shall only be obligated to pay Tenant’s Pro Rata Share of Expenses (including estimates thereof) in excess of the Expenses incurred during the “2010 Base Year,” as that term is defined, below, and (iii) Tenant shall only be obligated to pay Tenant’s Pro Rata Share of Taxes (including estimates thereof) in excess of the Taxes incurred during the 2010 Base Year. For purposes of this Second Amendment, the “2010 Base Year” shall mean the calendar year 2010. In connection with the calculation of Expenses for the 2010 Base Year, Expenses shall not include market-wide cost increases due to extraordinary circumstances, including, but not limited to, force majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs relating to capital improvements. Further, as of and following the Extended Term Commencement Date, for purposes of calculating Expenses due with respect to the Modified Existing Premises (a) in no event shall the components of Expenses for any year related to insurance, security or utility costs be less than the components of Expenses related to insurance, security or utility costs, respectively, in the 2010 Base Year, and (b) in no event shall Taxes in any year be less than Taxes in the 2010 Base Year.
                           4.2.2    Expansion Premises. Commencing on the Expansion Premises Commencement Date and continuing through and including the Extended Expiration Date, Tenant shall pay Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Expansion Premises, (i) Tenant’s Pro Rata Share shall equal 3.6274%, (ii) Tenant shall only be obligated to pay Tenant’s Pro Rata Share of Expenses (including estimates thereof) in excess of the Expenses incurred during the “2008 Base Year,” as that term is defined, below, and (iii) Tenant shall only be obligated to pay Tenant’s Pro Rata Share of Taxes (including estimates thereof) in excess of the Taxes incurred during the 2008 Base Year. For purposes of this Second Amendment, the “2008 Base Year” shall mean the calendar year 2008. In connection with the calculation of Expenses for the 2008 Base Year, Expenses shall not include market-wide cost increases due to extraordinary circumstances, including, but not limited to, force majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs relating to capital improvements. Further, for purposes of calculating Expenses due with respect to the Expansion Premises (a) in no event shall the components of Expenses for any year related to insurance, security or utility costs be less than the components of Expenses related to insurance, security or utility costs, respectively, in the 2008 Base Year, and (b) in no event shall Taxes in any year be less than Taxes in the 2008 Base Year.
                           4.2.3    Other Terms. Landlord and Tenant hereby acknowledge and agree that (i) all references to “generally accepted accounting principles” in Section 2 of Exhibit B to the Lease are hereby deleted and are replaced with “sound real estate accounting principles”, and (ii) the word “gross” is hereby inserted before the word negligence in Section 2.02(b) of Exhibit B.
     5.      Security Deposit. Within three (3) business days following the date of the full execution and delivery of this Second Amendment, Tenant shall deposit with Landlord a security deposit in the amount of $44,455.69 (the “Additional Security Deposit”). Upon such deposit, Landlord shall hold an aggregate security deposit under the Lease, as amended by this Second Amendment, in the amount of $93,781.03. In the event that Tenant shall fail to timely delivery the Additional Security Deposit, notwithstanding anything in the Lease to the contrary, Tenant shall immediately be deemed to be in default of the Lease, as amended hereby, without the requirement of any notice from Landlord or the expiration of any cure period.
     6.      Parking.
               6.1      Modified Existing Premises. Prior to the Extended Term Commencement Date, Tenant shall continue to retain the parking rights applicable to the Modified Existing Premises (i.e., the 61 Spaces) in accordance with the terms of the Lease (including the parking charges set forth in Section II.A of Exhibit F of the Office Lease). Commencing as of the Extended Term Commencement Date and continuing throughout the Extended Term, Tenant shall continue to retain the parking rights applicable to the Modified Existing Premises (i.e., the 61 Spaces) in accordance with the terms of the Lease; provided, however, that the parking rate payable by Tenant for Spaces rented by Tenant in connection with the Modified Existing Premises shall equal the prevailing rate charged by Landlord from time to time, plus applicable parking taxes.
               6.2      Expansion Premises. During the term of Tenant’s lease of the Expansion Premises, Tenant shall be entitled to an additional fifteen (15) unreserved parking spaces in the Garage, which shall be subject to all of the terms set forth in the Lease with respect to the Spaces to which Tenant is entitled in connection with the Modified Existing Premises; provided, however, that all times during the term of Tenant’s lease of the Expansion Premises, the parking rate payable by Tenant for Spaces rented by Tenant in connection with the Expansion Premises shall equal the prevailing rate charged by Landlord from time to time, plus applicable parking taxes.
     7.      Normal Business Hours. The last sentence of Section 1.13 of the Office Lease is hereby deleted in its entirety and is replaced with the following:
“Building Service Hours” for the Building are 6:00 A.M. to 6:00 P.M.
on Business Days and 7:00 A.M. to 12:00 P.M. on Saturdays.”
     8.      Notices. Effective as of the date of this Second Amendment, notwithstanding anything in the Lease to the contrary, all notices to be sent to Landlord shall be delivered to the following addresses:

c/o Beacon Capital Partners, LLC
11755 Wilshire Boulevard
Suite 1770
Los Angeles, California 90025
Attention: Mr. Jeremy B. Fletcher

and

c/o Beacon Capital Partners, LLC
200 State Street, 5th Floor
Boston, Massachusetts 02109
Attention: General Counsel

and

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars
Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.
     9.      Deletions. Section III of Exhibit F of the Office Lease is hereby deleted in its entirety and is of no further force or effect.
     10.     Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than The CAC Group, Inc. and Colliers International (the “Brokers”) and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. The terms of this Section 10 shall survive the expiration or earlier termination of the Lease, as hereby amended.
     11.     No Other Modifications. Except as otherwise provided herein, all other terms and provisions of the Lease shall remain in full force and effect, unmodified by this Second Amendment.
     12.     Counterparts. This Second Amendment may be executed in any number of original counterparts. Any such counterpart, when executed, shall constitute an original of this Second Amendment, and all such counterparts together shall constitute one and the same Second Amendment.
     13.     Conflict. In the event of any conflict between the Lease and this Second Amendment, this Second Amendment shall prevail.
     IN WITNESS WHEREOF, the parties have entered into this Second Amendment as of the date first set forth above.

"LANDLORD”: PLAZA CENTER PROPERTY LLC, a Delaware limited liability company
By:	/S/ Jeremy B. Fletcher
Jeremy B. Fletcher,
Senior Managing Director

"TENANT”: AUTHORIZE.NET HOLDINGS, INC., a Delaware corporation
By:	/S/ Timothy C. O’Brien

Its:	Chief Financial Officer

By:	/S/ Robert E. Donahue

Its:	Chief Executive Office

NOTARY PAGE
STATE OF _______________ )
) ss.
COUNTY OF _____________ )
     I certify that I know or have satisfactory evidence that __________ is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the _______________ of Authorize.net Holdings, Inc., a Delaware corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
Dated: _______________
_____________________________________________
(Signature)
(Seal or stamp)
Title: ________________________________________
Notary Public in and for the State of _______________
My appointment expires: _______________
STATE OF _______________ )
) ss.
COUNTY OF ______________ )
     I certify that I know or have satisfactory evidence that ___is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the ___of Authorize.net Holdings, Inc., a Delaware corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
Dated: _______________
_____________________________________________
(Signature)
(Seal or stamp)
Title: ________________________________________
Notary Public in and for the State of _______________
My appointment expires: _______________

STATE OF CALIFORNIA                    )
) ss.
COUNTY OF LOS ANGELES               )
     On ____________________, before me, ____________________, a Notary Public, personally appeared Jeremy B. Fletcher, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.
     WITNESS my hand and official seal.
Signature ______________________            (Seal)

EXHIBIT A
OUTLINE OF SEVENTH FLOOR PREMISES

EXHIBIT B
TENANT WORK LETTER
     This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Seventh Floor Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Seventh Floor Premises, in sequence, as such issues will arise during the actual construction of the Seventh Floor Premises.
SECTION 1
LANDLORD’S INITIAL CONSTRUCTION IN THE SEVENTH FLOOR PREMISES
     1.1      Base, Shell and Core of the Seventh Floor Premises. Landlord has constructed, at its sole cost and expense, the base, shell, and core (i) of the Seventh Floor Premises and (ii) of the floor of the Building on which the Seventh Floor Premises is located (collectively, the “Base, Shell, and Core”). The Base, Shell and Core shall consist of those portions of the Seventh Floor Premises which were in existence prior to the construction of the tenant improvements in the Seventh Floor Premises.
     1.2      Landlord Work. Landlord shall, at Landlord’s sole cost and expense, prior to the Expansion Premises Commencement Date, install a new Building standard ceiling system in the Seventh Floor Premises; provided, however, that, in connection therewith, all presently existing ceiling mounted light fixtures, HVAC diffusers and returns, life safety devices and sprinklers (collectively, the “Existing Ceiling Equipment”) shall be reinstalled by Landlord in their presently existing locations. Notwithstanding the foregoing, subject to the terms of this Tenant Work Letter, Tenant shall have the right to designate the relocation of one or more components of the Existing Ceiling Equipment (as shall, if applicable, be set forth in the “Approved Working Drawings,” as that term is defined in Section 3.4 of this Tenant Work Letter), in which event Tenant shall be responsible for any costs incurred by Landlord resulting from any such relocation of the Existing Ceiling Equipment or components thereof (provided, further, than any unused Tenant Improvement Allowance may be utilized by Tenant for such costs).
SECTION 2
TENANT IMPROVEMENTS
     2.1      Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of $228,060.50 (which amount equals the sum of (i) the $74,745.00 tenant improvement allowance applicable to the Expansion Premises, and (ii) the $153,315.50 tenant improvement allowance applicable to the Modified Existing Premises (based upon 23,587 rsf)) for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Seventh Floor Premises (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease, as amended hereby. In the event that Tenant fails to use the entire Tenant Improvement Allowance on or before the date (the “Outside Date”) which is one hundred eighty days following the Expansion Premises Commencement Date, then any remaining balance shall revert to Landlord and Tenant shall have no further rights with respect thereto (whether as a Rent credit, cash payment, or otherwise). The Outside Date shall be extended to the extent Tenant’s use of the Tenant Improvement Allowance is delayed as a result of a “Force Majeure”, as that term is defined in Section 26.03 of the Office Lease.
     2.2      Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process) for costs related to the construction of the Tenant

EXHIBIT B

Improvements and for the following items and costs (collectively, the “Tenant Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings; (iii) the cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”); and (iv) the “Landlord Supervision Fee”, as that term is defined in Section 4.3.2 of this Tenant Work Letter.
     2.3      Standard Tenant Improvement Package. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Seventh Floor Premises (collectively, the “Standard Improvement Package”), which Specifications shall be supplied to Tenant by Landlord. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord’s option, require the Tenant Improvements to comply with certain Specifications.
SECTION 3
CONSTRUCTION DRAWINGS
     3.1      Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work of the Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.
     3.2      Final Space Plan. On or before the date set forth in Schedule 1, attached hereto, Tenant and the Architect shall prepare the final space plan for Tenant Improvements in the Seventh Floor Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.
     3.3      Final Working Drawings. On or before the date set forth in Schedule 1, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Seventh Floor Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

EXHIBIT B

     3.4      Permits. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements, which approval by Landlord shall not be unreasonably withheld, conditioned or delayed. Tenant shall immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Tenant Improvements (the “Permits”), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal and obtain the Permits on or before the date set forth in Schedule 1. Notwithstanding anything to the contrary set forth in this Section 3.4, Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Seventh Floor Premises and that the obtaining of the same shall be Tenant’s responsibility; provided however that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings if such change would directly or indirectly delay the “Substantial Completion” of the Seventh Floor Premises as that term is defined in Section 5.1 of this Tenant Work Letter.
     3.5      Time Deadlines. Tenant shall use its best, good faith, efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor for approval of the “Cost Proposal,” as that term is defined in Section 4.2 of this Tenant Work Letter, as soon as possible after the execution of this Second Amendment, and, in that regard, shall meet with Landlord on a scheduled basis to be reasonably determined by Landlord, to discuss Tenant’s progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 1 (the “Time Deadlines”), attached hereto. Tenant agrees to comply with the Time Deadlines.
SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS
     4.1      Contractor. A contractor designated by Landlord (“Contractor”) shall construct the Tenant Improvements.
     4.2      Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Tenant Improvements (the “Cost Proposal”). Tenant shall approve (or disapprove) and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same, and upon receipt of the approved Cost Proposal by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. In the event that Tenant shall disapprove of the Cost Proposal (i) such disapproval shall be deemed a “Tenant Delay,” as that term is defined in Section 5.2 of this Tenant Work Letter commencing as of the expiration of such 5-business day approval/disapproval period and continuing until the date Tenant approves of a Cost Proposal in accordance with the terms hereof, and (ii) Tenant shall thereafter promptly cause the Approved Working Drawings to be modified in such a fashion that the resulting Cost Proposal is likely to be approved by Tenant (with any modifications to such drawings to be subject to Landlord’s approval, which shall not be unreasonably withheld), and Landlord shall thereafter provide Tenant with a new Cost Proposal for Tenant’s approval in accordance with the terms hereof. Such process shall be repeated until Tenant approves the Cost Proposal. The date Tenant approves and delivers the Cost Proposal to Landlord shall be known hereafter as the “Cost Proposal Delivery Date”.

EXHIBIT B

     4.3      Construction of Tenant Improvements by Contractor under the Supervision of Landlord.
               4.3.1    Over-Allowance Amount. For purposes of this Section 4.3.1, the “Over-Allowance Amount” shall be the difference between (i) the amount of the Cost Proposal, and (ii) the amount of the Tenant Improvement Allowance (after deducting from the Tenant Improvement Allowance any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other items incurred prior to the commencement of construction of the Tenant Improvements). Tenant shall pay, immediately upon written notice from Landlord, a percentage of each amount disbursed by Landlord to the Contractor or otherwise disbursed under this Tenant Work Letter, which percentage shall be equal to the amount of the Over-Allowance Amount divided by the amount of the Cost Proposal, and such payment by Tenant shall be a condition to Landlord’s obligation to pay any amounts of the Tenant Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord on a prorata basis with Landlord (as reasonably determined by Landlord) consistent with the manner in which the initial Over-Allowance Amount is paid.
               4.3.2    Landlord’s Retention of Contractor. Landlord shall independently retain Contractor, on behalf of Tenant, to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) three percent (3%), and (ii) an amount equal to all costs incurred in connection with the design and construction of the Tenant Improvements.
               4.3.3    Contractor’s Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.
     4.4      Tenant’s Covenants. Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Architect on the Seventh Floor Premises or in the Building. Immediately after the Substantial Completion of the Seventh Floor Premises, Tenant shall have prepared and delivered to the Building a copy of the “as built” plans and specifications (including all working drawings) for the Tenant Improvements.
SECTION 5
COMPLETION OF THE TENANT IMPROVEMENTS;
EXPANSION PREMISES COMMENCEMENT DATE
     5.1      Ready for Occupancy. The Seventh Floor Premises shall be deemed “Ready for Occupancy” upon the Substantial Completion of the Seventh Floor Premises. For purposes of this Second Amendment, “Substantial Completion” of the Seventh Floor Premises shall mean that (i) construction of the Tenant Improvements in the Seventh Floor Premises pursuant to the Approved Working Drawings is complete, with the exception of (a) any punch list items (i.e., minor items of construction that will not materially adversely affect Tenant’s use of the Seventh Floor Premises for the uses permitted under the Lease and that can be completed without materially adversely affecting Tenant’s use of the Seventh Floor Premises for the uses permitted under the Lease) and (b) any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, and (ii) the Seventh Floor Premises are free from construction materials and debris, except for such construction materials as may be required to complete the work to be performed by the Contractor.
     5.2      Delay of the Substantial Completion of the Seventh Floor Premises. Except as provided in this Section 5.2, the Expansion Premises Commencement Date shall occur as set forth in this Second Amendment and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Seventh Floor

EXHIBIT B

Premises or in the occurrence of any of the other conditions precedent to the Expansion Premises Commencement Date, as set forth in this Second Amendment, as a direct, indirect, partial, or total result of:
               5.2.1    Tenant’s failure to comply with the Time Deadlines;
               5.2.2    Tenant’s failure to timely approve any matter requiring Tenant’s approval;
               5.2.3    A breach by Tenant of the terms of this Tenant Work Letter or the Lease, as amended hereby, beyond any applicable notice and cure period;
               5.2.4    Changes in any of the Construction Drawings after disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws;
               5.2.5    Tenant’s request for changes in the Approved Working Drawings;
               5.2.6    Tenant’s requirement for materials, components, finishes or improvements which are not included in the Standard Improvement Package and are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Seventh Floor Premises, as set forth in this Second Amendment, or which are different from, or not included in, the Standard Improvement Package;
               5.2.7    Changes to the Base, Shell and Core required by the Approved Working Drawings; or
               5.2.8    Any other acts or omissions of Tenant, or its agents, or employees;
(each, a “Tenant Delay”) then, notwithstanding anything to the contrary set forth in this Second Amendment or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Seventh Floor Premises, the date of Substantial Completion of the Seventh Floor Premises shall be deemed to be the date the Substantial Completion of the Seventh Floor Premises would have occurred if no Tenant delay or delays, as set forth above, had occurred.
SECTION 6
MISCELLANEOUS
     6.1      Tenant’s Entry Into the Seventh Floor Premises Prior to Substantial Completion. Provided that Tenant and its agents do not unreasonably interfere with Contractor’s work in the Building and the Seventh Floor Premises, Landlord and Contractor shall allow Tenant access to the Seventh Floor Premises prior to the Substantial Completion of the Seventh Floor Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Seventh Floor Premises. Prior to Tenant’s entry into the Seventh Floor Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Seventh Floor Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.
     6.2      Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Seventh Floor Premises.

EXHIBIT B

     6.3      Tenant’s Representative. Tenant has designated Mr. Jennifer Jordan as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
     6.4      Landlord’s Representative. Landlord has designated Mr. Brad Middleton as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
     6.5      Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.
     6.6      Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.
     6.7      Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, as amended hereby, if an event of default as described in the Lease, as amended hereby, beyond any applicable notice and cure period, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Seventh Floor Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, as amended hereby, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Seventh Floor Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Seventh Floor Premises caused by such work stoppage as set forth in Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease, as amended hereby.

SCHEDULE 1 TO EXHIBIT B
TIME DEADLINES

	Dates	Actions to be Performed

A.	September 25, 2007	Final Space Plan to be completed by Tenant and delivered to Landlord.

B.	October 16, 2007	Tenant to deliver Final Working Drawings to Landlord.

C.	November 13, 2007	Tenant to deliver Permits to Contractor.

D.	Five (5) business days after the receipt of the Cost Proposal by Tenant	Tenant to approve Cost Proposal and deliver Cost Proposal to Landlord.